Exhibit 99.1

Cord Blood America, Inc. Announces Closing of Sale of Business

LAS VEGAS, NV / ACCESSWIRE / May 17, 2018 / Cord Blood America, Inc. (www.cordblood-america.com) (OTC PINK: CBAI) ("CBAI" or the "Company") today announced that it has closed its previously announced definitive asset purchase agreement (the “Purchase Agreement”) with California Cryobank Stem Cell Services LLC (“FamilyCord”), pursuant to which FamilyCord has acquired substantially all of the assets of the Company and its wholly-owned subsidiaries and assumed certain liabilities of the Company and its wholly-owned subsidiaries. Of the $15.5 million purchase price, FamilyCord paid $12.5 million in cash at closing, with $3.0 million of the purchase price deposited into escrow to secure the Company’s indemnification obligations under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, upon the closing of the transaction, the articles of incorporation of the Company were amended to change the name of the Company to “CBA, Inc.”

As previously announced, following completion of the transaction, CBAI intends to distribute a portion of the sale proceeds to its shareholders. The initial distribution amount, anticipated to occur within the next ninety days, will be determined by CBAI’s board of directors and will be subject to such factors as taxes payable, operating expenses and estimates of other known and unknown contingencies and uses of cash. Additional monies may be distributed over time based on cash available and the release of known and unknown liabilities. Given cash needed for the aforementioned expenses and contingencies, total proceeds paid out to shareholders are expected to be significantly less than the gross purchase price.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Anthony Snow
asnow@cordblood-america.com